POWER OF ATTORNEY

    I, Sandra Leung, Executive Vice President and General Counsel of Bristol-Myers Squibb
Company (the "Company"), a corporation duly organized and existing under the laws of the
State of Delaware, in the United States of America, and having its principal place of business at
345 Park Avenue, New York, New York, do hereby constitute and appoint each of Katherine R.
Kelly, Yun Jung Choi and Lisa A. Atkins, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934 with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions.  This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked.

    IN WITNESS WHEREOF, I have executed this Power of Attorney on this 18th day of
January, 2018.

    /s/ Sandra Leung
                              Sandra Leung